UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2007

Commission file number: 033-74194-01

REMINGTON ARMS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A has 3 pages.

EXPLANATORY NOTE.

This Form 8-K/A is being filed to correct an error in the text of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on April 10, 2007 (the “Form 8-K”). The paragraph immediately under the heading “Item 9.01 Financial Statements and Exhibits” should have been preceded with subsection (d) instead of subsection (c).

This Form 8-K/A replaces the Form 8-K in its entirety. Except as described above, no change has been made to the Form 8-K.

ITEM 8.01	Other Events.

On April 4, 2007, RACI Holding, Inc. (“Holding”), the sole stockholder of Remington Arms Company, Inc. (the “Company”), its stockholders and deferred stockholders, including the ownership interests represented by the BRS Fund and the CDR Fund (collectively, the “Sellers”), as well as Holding’s stock option holders, approved and entered into a stock purchase agreement (the “Stock Purchase Agreement”) with American Heritage Arms, LLC (an affiliate of Cerberus Capital Management, L.P.) (“Buyer”). The Stock Purchase Agreement, which is subject to customary regulatory approvals, includes the following significant terms and conditions which must occur at or prior to Closing:

•

Buyer shall purchase all 205,208 shares of Holding’s outstanding common stock, and all 5,851 shares of Holding’s outstanding Deferred Shares (collectively, the “Shares”) at a per share purchase price of $330.47, or approximately $69.7 million in aggregate.

•

All outstanding options to purchase Holding common stock shall immediately vest subject to the applicable change in control provisions in Holding’s 1999 Stock Incentive Plan and 2003 Stock Option Plan, respectively. For all 10,635 such options, Holding shall make an option cancellation payment of approximately $1.2 million, which represents the per share purchase price of $330.47 less the strike price of $220.31 on each outstanding option.

•

Sellers and the Holding stock option holders shall commit $5.0 million of the proceeds into an Escrow Agreement for twelve months following Closing, which will be Buyer’s sole remedy for indemnity obligations of Sellers and Holding stock option holders.

•

Sellers and the Holding stock option holders have agreed to a reduction in their total proceeds arising from the following expenses of Remington associated with the transaction: legal and professional fees above $0.3 million, 50% of the premiums associated with a six-year extension of the existing Directors & Officer’s insurance premiums and a cash bonus amount of $4.0 million for certain members of management, subject to shareholder approval and payable at Closing.

•

Buyer shall provide Holding with funds sufficient to repay to the CDR Fund the principal amount on the Closing Date and all accrued and unpaid interest up to and including the Closing Date on the senior notes of Holding (the “Holding Notes”). The Holding Notes consist of Senior Note A due 2011 in the principal amount of $26.7 million, as of December 31, 2006, and Senior Note B due 2012 in the principal amount of $18.5 million, as of the same date.

•

Buyer shall have available cash or existing borrowing facilities that together are sufficient to enable it to purchase all of the Company’s issued and outstanding 10.5% Senior Subordinated Notes, due 2011 (the “Company Notes”) (and all accrued and unpaid interest thereon) that may be tendered to the Company subject to the applicable change in control provisions in the indenture for the Company Notes.

•

Buyer shall have provided for either (i) the repayment of all borrowings under the Amended and Restated Credit Agreement (the “Credit Agreement”) immediately prior to or as of the Closing Date, the payment of all other amounts then due and payable thereunder and the termination of the Credit Agreement or (ii) a waiver by the requisite lenders under the Credit Agreement of all defaults and events of default that may occur as a result of the purchase and sale of the Shares or other transactions contemplated therewith.

In order for the Buyer to meet its potential obligations outlined above related to the Company Notes and the borrowings under the Credit Agreement, the Buyer has obtained a financing commitment from a third party financing source. The Company has been advised by the Buyer that this financing commitment is currently intended to be used only in the event that the Credit Agreement is required to be repaid and/or if the Company Notes are tendered to the Company subject to the applicable change in control provision. The Company has also been advised by the Buyer that the Buyer’s current intention is to obtain all necessary waivers, amendments and consents so that the Credit Agreement and the indebtedness evidenced by the Company Notes remain outstanding.

Closing is expected to occur on or before June 28, 2007.

Concurrent with Closing, the Company expects to record an expense under SFAS 123R for the remaining compensation cost for stock options currently held by employees of Remington associated with the aforementioned transaction of approximately $0.9 million. In addition, the Company expects to record an expense associated with SFAS 150 for the fair value of Holding’s incremental liability for Deferred Shares of approximately $0.9 million.

The Stock Purchase Agreement is attached as an exhibit hereto. The above summary is not intended to be complete, and is qualified in its entirety by reference to the Stock Purchase Agreement included as Exhibit 99.1 to this report and incorporated herein by reference. The definition of capitalized terms in the above description, if not so defined, may be found in the Stock Purchase Agreement.

ITEM 9.01	Financial Statements and Exhibits.

(d)  Attached as Exhibit 99.1 is the Stock Purchase Agreement among American Heritage Arms, LLC, as Buyer, RACI Holding, Inc. and the stockholders of RACI Holding, Inc., including the ownership interests represented by the BRS Fund and the CDR Fund, as Sellers and the stock option holders of RACI Holding, Inc., dated as of April 4, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ Stephen P. Jackson, Jr.

Stephen P. Jackson, Jr.

Senior Vice President, Chief Financial Officer,

Treasurer and Corporate Secretary

(Principal Financial Officer)

April 12, 2007